Exhibit 99.2

October 28, 2019

Dear Fellow Shareholders,

In lieu of prepared remarks on our quarterly call, we thought it would be helpful to communicate our thoughts to you well ahead of the call to allow for a better dialogue on the call itself. We plan on doing this for future earnings releases as well, but likely in a more condensed format as there is a lot to communicate this quarter.

This afternoon we reported our third quarter results. We generated 457,300 Daily Average Grubs (DAGs), $1.4 billion in Gross Food Sales and ended the quarter with 21.2 million Active Diners. This drove revenues of $322.1 million, net income of $1.0 million, Adjusted EBITDA of $53.8 million and $1.28 of Adjusted EBITDA per order.

The Third Quarter

We made great strides this quarter extending what we believe is the strongest and deepest restaurant-diner marketplace network in the United States. During the quarter, we added more than 15,000 net new partnered restaurants for our diners and 900,000 net new active diners who help generate additional profits for our restaurant partners.

The depth and diversity of our restaurant additions during the quarter was impressive: 35% of our additions came in our oldest markets, another 25% in markets we launched in 2012 (Tier 2) and the balance in newer markets. While a majority of the new restaurants are independently owned and operated small businesses, we also added thousands of enterprise brand locations during the quarter. Since just last quarter, we’ve announced exciting new and/or expanded partnerships with some of the largest enterprise brands in the world, representing approximately $100 billion a year in U.S. sales, including: Applebee’s, Dunkin’, IHOP, KFC, McDonald’s, Panera Bread, Shake Shack, Subway, Taco Bell, and Wendy’s. We now have marketplace partnerships with eight of the ten largest enterprise brands in the United States. We are working hard to make sure we have the greatest possible restaurant selection for our diners while also being the best partner for restaurants that want to enhance their online brands. We made great progress on both fronts during the third quarter.

Similar to our growing restaurant network, we continue to add diners across the country, in large and small and urban and suburban markets alike. We ended the quarter with 21 million active diners. About 40% of our new diners this quarter came from our newest markets, 25% came from markets we launched in 2012 (Tier 2), and the balance came from our oldest markets. Through a combination of our robust restaurant network, marketing efficiency and constantly improving product, our cost per gross new diner has been remarkably stable over the last few years, despite our dramatic ramp in advertising spend. In fact, our cost per gross new diner in the third quarter was actually lower than it was in the second quarter.

We have consistently talked about the powerful underlying economics of our business model. We are able to generate meaningful contribution profit on a per order basis because a vast majority of our orders are generated from small and medium-sized businesses that highly value being listed on our marketplace and pay accordingly, using Grubhub as “advertising replacement.” And in fact, for many years, independently-owned restaurants and small chains on our platform have chosen to increase what they pay over time in order to increase their demand-generation.

Last year during our third quarter call, we outlined a plan to take advantage of the structural profitability that results from this strong core of independent restaurants by opportunistically investing in delivery market expansion, sensible new diner advertising and accelerating our enterprise brand sales efforts. We believe these investments were a success: we set records for active diner growth, we accelerated organic DAG growth in the fourth quarter of 2018 and then again in the first quarter of 2019, and, as stated above, we made outstanding progress with enterprise brands.

Also during last year’s third quarter call, we explained that while our profitability would take a step down in the fourth quarter of 2018, it would improve over subsequent quarters as we scaled in new delivery markets and our business grew into the higher level of advertising. Our results over the past twelve months clearly demonstrate our ability to generate operating leverage, even in a competitive environment, because of the strength, scalability and resilience of our business model.

As a reminder, we believe aggregate Adjusted EBITDA per order is the best way to think about any marketplace’s profitability. In this business, it’s easy to get lazy and focus on just order revenue less driver costs, which is one component of profitability, but we do not think that is a fair way to think about profitability when a business is “at scale.” Marketing, care, sales, account management, driver recruiting, insurance, technology and yes, even corporate overhead, are all real cash costs to run this business. Adjusted EBITDA per order takes into consideration all the cash costs of operating a marketplace - from demand generation all the way through customer care.

Since the beginning of our increased investments in marketing and delivery expansion in the fourth quarter of 2018, we’ve increased Adjusted EBITDA per order every quarter - from a starting point of $0.98 in the fourth quarter of 2018, to $1.09 in first quarter of 2019, to $1.23 in the second quarter and to $1.28 in the third quarter. Another way to look at this is that in the last nine months, we increased our profitability per order by $0.30, or 31%.

At the same time, our DAG growth this quarter, which was 10% year-over-year, was at the lower end of our expectations. We suspect it may be at the lower end of your expectations as well, so we thought a discussion about the state of the industry, our short-medium term plans, and our strategy and its expected impacts would be helpful.

The Industry

It is widely believed that the total market for takeout in the United States, including pickup and delivery, is greater than $200 billion annually. Online sales of takeout have exploded over the last decade as the ease of ordering, diversity of choice, control and transparency for the diner are all far superior to the analog “menu in the drawer.” Online ordering has been growing as geographic coverage has expanded and also as awareness within all geographies has increased. An additional source of growth has come from diners choosing to order delivery and takeout over other options for meals, including cooking.

While there have been other online ordering platforms around during every one of the 15 years we have been in business, there were always so many diners who had never ordered online that the competitive impact to our business by other online players had been negligible. Given the billions raised and spent by our peers, this apparent lack of a competitive impact has always been a little surprising to us.

Since the founding of Grubhub in 2004, we’ve taken a thoughtful approach to growing the business. We invented the demand generation marketplace model by initially focusing and scaling our diner and restaurant networks across the country to major metropolitan areas that had sufficient density of self-delivery restaurants. We have been careful about not stretching the restaurant network too far, while also making sure we had a clear line of sight to profitability for newly acquired diners. Our disciplined approach has resulted in sustained growth and robust profits for many years.

Over the last few years, two significant changes on the restaurant supply side temporarily accelerated overall industry growth. First, a new entrant leveraging a national, scaled third-party transportation network brought delivery capabilities to tens of thousands of independently owned and enterprise restaurants that couldn’t or didn’t choose to provide their own delivery services. Second, listing restaurants on platforms without any partnership allowed other players to expand restaurant inventory rapidly. Both of these changes opened up new and unique pockets of restaurant supply and resulted in significant growth in both orders and new diners as previously untapped geographies and additional restaurants in all geographies were now immediately accessible online.

During our first quarter earnings cycle, we provided a detailed analysis of our recent cohort behavior in a Supplemental Information presentation posted to our Investor Relations website. The slides illustrated that our cost per new diner was stable while our new diner growth exploded. Furthermore, 30-day return rates, which have been a good predictor of diner lifetime value, were in-line or higher than similar cohorts from prior years. All indications were that at a stable cost, we were acquiring significantly more diners at equivalent or higher quality than historical new diners.

In August, overall DAG growth began trending noticeably lower than our expectations. As we dug into the data, we saw that our newer diners, particularly those in our newer markets, were not driving as many orders as we expected at that point in their lifecycle. While retention of these newer diners was good, their ordering frequency wasn’t “maturing” at the same level as earlier cohorts. Based on our historical experience, we assume that as markets become more penetrated, the “steady-state” frequencies for the newest diners will be lower than earlier adopters; however, this dynamic had become a little more pronounced than we expected, especially for diners that we acquired at the end of 2018 and first half of 2019. At the same time, we also noticed that the retention rates, not just the frequency rates, of our newest diners (those acquired late in the second quarter), were slightly lower than prior cohorts.

We spent a fair amount of time digging into the causes of these dynamics. What we concluded is that the supply innovations in online takeout have been played out and annual growth is slowing and returning to a more normal longer-term state which we believe will settle in the low double digits, except that there are multiple players all competing for the same new diners and order growth.

Furthermore, we believe online diners are becoming more promiscuous. For years, we saw in our data that a Grubhub diner was extremely loyal to our platform. However, our newer diners are increasingly coming to us already having ordered on a competing online platform, and our existing diners are increasingly ordering from multiple platforms. We find this “sharing” to be greatest among our newest diners, in our newest markets, but believe it is happening to some degree throughout our diner base. We believe this competitive dynamic had a 300+ bps impact on our growth rate for the third quarter.

The attractive online takeout industry becoming more competitive isn’t a surprise. With billions being poured into awareness campaigns, diner incentives, driver incentives and restaurant incentives, it makes sense that easy-to-access “analog” diners would quickly become aware of the substantial benefits of online ordering. And, as a result, the easy wins in the market are disappearing a little more quickly than we thought.

This is a significant change in our industry that will require us, and everyone else, to compete by creating the most value for diners and restaurants rather than relying on industry tailwinds: a competition we believe we are ideally positioned for.

The Business Model

From the very beginning, our business has been connecting restaurants with diners to help our restaurant partners grow their profits. This has not changed. Our restaurant partners, predominantly independently owned restaurants and small/regional chains, do not have the scale, financial resources, digital marketing acumen or technical expertise to generate demand online as efficiently as Grubhub. Restaurant operators on our network are in effect using Grubhub as their online advertising partner. Our brand and two-sided network have real value they can’t easily replicate. This is a highly lucrative relationship for both parties. Restaurants profit because their incremental sales from Grubhub orders are greater than the incremental cost of food and demand generation fee paid to Grubhub. Grubhub profits because we can generate incremental demand at a total cost that’s significantly lower than the value of those orders to our restaurant partners.

In 2015, we added delivery capabilities to enable restaurants that didn’t have delivery to join our platform. We did this as a means to an end - we knew it would be valuable to have those restaurants on the platform. But, we didn’t then, and still don't believe now, that a company can generate significant profits on just the logistics component of the business. It is a commodity and there are significant variable costs that are hard to leverage even with technology and scale. Extremely large delivery/logistics companies can generate slim margins, but only because of the hub and spoke efficiencies they gain at substantial scale. The point-to-point nature of our business mostly eliminates that aspect of operating leverage.

A common fallacy in this business is that an avalanche of volume, food or otherwise, will drive logistics costs down materially. Bottom line is that you need to pay someone enough money to drive to the restaurant, pick up food and drive it to a diner. That takes time and drivers need to be appropriately paid for their time or they will find another opportunity. At some point, delivery drones and robots may reduce the cost of fulfillment, but it will be a long time before the capital costs and ongoing operating expenses are less than the cost of paying someone for 30-45 minutes of their time. Delivery/logistics is valuable to us because it increases potential restaurant inventory and order volume, not because it improves per order economics.

Earlier, we talked about the great progress we are making with enterprise brands. We love working with large enterprise brands because they help drive new diners to our platform and keep diners from going to other platforms. That said, the biggest enterprise brands don’t need Grubhub to bring them new diners in the same way independents and small chains do because they spend billions a year on developing their own brands. What they need most is a driver to take the food to their diners. And, as we just noted, that isn’t cheap, or particularly scalable, so the unit economics and long term profit outlook for our business would look very different if a majority of our business was coming from large enterprise brands.

However, there is real economic value to a small-medium sized business that doesn’t have the expertise or resources to generate online demand for their stores. Bringing them millions of active diners matters a lot. Expertise in digital marketing matters a lot. Technological savvy and product optimization matters a lot. And all of this is incredibly scalable. This is a vast majority of our marketplace business - over 80% of our orders are generated by small-medium-sized businesses.

This is why our continual focus on partnerships with independents and small chains has been a successful strategy. And this is why Grubhub is fundamentally profitable and sustainable.

The Strategy

As discussed, we believe the easy wins in our industry are now a lot harder to find. While growth may not be as explosive without large pockets of new restaurant supply, the good news is there is still significant opportunity for long-term top and bottom-line growth in the over $200 billion takeout market which still largely remains offline. We believe the next leg of growth will take place over time, as we come up with new ways to help restaurants build their online business, address different use cases, like pickup, and come up with ways to drive down diner-facing fees. As we highlighted in our last earnings call, high fees and total overall cost to diners will be an impediment to growth in this industry, as the average diner in the United States will not consistently pay over $25 in total cost for a quick service restaurant cheeseburger meal.

Grubhub is the only profitable model operating at scale in the United States. Grubhub has the deepest restaurant-centric product suite and the most experience working with restaurants and takeout diners. For all those reasons, we are confident we will be a major participant in future industry growth, which we believe still has a long way to go. That said, we have to balance our view of the long-term with the realities of the current environment we are operating in. While our competitors continue to spend aggressively, swallowing steep losses in the process, we need to give new diners more reasons to try Grubhub, stop our existing diners from looking elsewhere and continue growing our diner base to ensure we are best positioned when the industry matures and reaches a stable long-term spending level.

When we look at reasons why our diners might try other platforms or new diners might choose a platform other than Grubhub, there are really two areas we think are critical given the current competitive environment:

1)

Restaurant Inventory. We know from experience the single biggest determinant of diners usage on marketplaces is whether it has the restaurants that the diner wants. Historically, we have chosen to only list partnered restaurants on Grubhub. We still firmly believe this is the right way to build the marketplace and is the only way to drive long term value for all the participants. But it also takes longer to build the network this way - partnering takes a lot of work. Others have chosen to list non-partnered restaurants on their marketplaces and have generated strong diner and order growth despite high diner pricing and challenging economics. Right now, our existing and new potential diners find more restaurants on other platforms - we need to eliminate this difference and speed is paramount.

2)

Diner Loyalty. Because of our model, we are confident we have consistently lower all-in prices for diners than any other platform. We also have the best restaurant loyalty tools, direct POS integrations enabling unique loyalty offerings and the deepest partner relationships on the loyalty side. We think there is a meaningful opportunity to establish programs that attract more new diners and create greater diner stickiness through restaurant funded loyalty rewards and incentives. And we think this is extremely important given the trend of diners splitting wallet share.

What this means is that we will be moving quickly, spending more and trying many different strategies over the next 12-18 months to increase restaurant supply aggressively while making our diner experience more sticky - effectively taking action to remove any reason for diners to look anywhere else.

For restaurant inventory, we will rapidly expand our recent pilots of putting non-partnered restaurants on the platform. For reasons we’ve discussed many times, we believe non-partnered options are the wrong long-term answer for diners, restaurants and shareholders. It is expensive for everyone, a suboptimal diner experience and rife with operational challenges. With that said, it is extremely efficient and cheap to add non-partnered inventory to our platform and it can at least ensure that all of our current and potential new diners have the option to order from any of their favorite restaurants now, even if it’s not the best solution. By leveraging non-partnered options, we believe we can more than double the number of restaurants on our platform by the end of 2020.

At the same time, because we know that partnered relationships are critical to the long-term success of this business, we will be investing aggressively in our independent restaurant sales organization to support converting as many of these non-partnered restaurants to partnered relationships as quickly as possible and to take advantage of other innovations in the restaurant space, like virtual restaurants.

With the product suite we acquired with LevelUp, including white label capabilities, POS integration and loyalty, we believe we have a considerable lead on providing the best solution to enable enterprise brands to "buy vs. rent” their online diners via data sharing. We will continue to aggressively sell this product suite and also creatively invest behind the strong momentum we have in enterprise sales, with the goal to have every great brand on the platform to help with diner acquisition, order frequency and retention.

On the diner loyalty side, we are exploring and investing behind multiple paths to increase stickiness and frequency. We are going to build on the early success we’ve seen with facilitating restaurant loyalty programs and Perks by incenting more restaurants to participate. We are excited about these programs because they result in enduring diner benefits that improve restaurant sales and can be profitably scaled over time, unlike straight discounts and promotions like free delivery.

We continue to see advertising as an effective lever to drive new diner acquisition and also, to a lesser extent, repeat diner behavior. While the value of our newer diners is not as high as it has been in the past due to newer cohorts’ lower frequencies discussed earlier, we believe we are still acquiring diners at a cost below their lifetime value and remarkably, our cost of acquiring new diners has barely increased over the last three years. However, based on the current industry dynamics, we don’t believe incremental new diner advertising has as much untapped opportunity to drive long term shareholder value as restaurant supply or diner loyalty. As such, our current plan is to grow our advertising spend year-over-year at a reasonable level for the next 12-18 months, significantly slower than we did over the last four quarters.

Sustainable Economic Model

Through our disciplined investment approach and differentiated business model, we’ve proven to be one of the two companies in the world, and the only one in the United States, that has generated profits at scale in the online food industry. The fundamentals of the business remain strong - we have a strong competitive position with the lowest consumer diner fees, active partnerships with over 95,000 independent restaurants, efficient logistics capabilities and the leading suite of loyalty and restaurant technology products that the best enterprise brands in the world are adopting.

Given our position of strength and the behavior of our competitors, we considered retrenching and generating as much cash as possible. To be clear, we are confident we could generate greater than $2.00 of Adjusted EBITDA per order in 2020 if we thought that was the right path. But, when we looked at the competitive landscape, our recent diner behavior and the opportunity ahead of us, we became convinced that leaning in was the best long-term answer for all of Grubhub’s stakeholders - our diners, restaurants, drivers, employees and shareholders. Our business model, cash generation and capital structure allows us to be extremely aggressive in attacking our gaps and investing for future growth while still generating meaningful profit for our shareholders. We are all excited about what lies ahead.

Guidance

Given where DAG growth trends were at the end of the third quarter and October, we now expect revenue for the fourth quarter to be between $315 million to $335 million. We also expect fourth-quarter adjusted EBITDA to be in a range between $15 million to $25 million.

The reduced guidance is due to a number of factors that affect the fourth quarter:

1)	Revised expectations for lower orders, as discussed in The Industry section of this letter;

2)	Spending behind the initiatives described in The Strategy section of this letter, which will dramatically accelerate our restaurant inventory growth and strengthen our diner base; and

3)

Given the success we saw earlier in the year with enterprise co-marketing supported with free delivery, we are providing additional free delivery and promotional support for certain enterprise partners, including KFC, McDonald’s, Panera Bread and Taco Bell, that was not included in our previous guidance.

These same factors also inform how we are thinking about 2020. We are not providing formal 2020 guidance at this time, but we do currently anticipate DAG growth to improve from the fourth quarter as we see some benefit from our initiatives. These initiatives will also impact Adjusted EBITDA next year.

We are still in the process of finalizing our investment plans and forecasts, but expect 2020 Adjusted EBITDA of at least $100 million, while positioning the company for long-term sustainable growth and significantly higher profitability in the future.

This guidance implies Adjusted EBITDA per order meaningfully lower than this past quarter, primarily due to proactive, discretionary spending related to the various initiatives outlined in this letter. As we noted earlier, we are confident we could generate significantly higher EBITDA in the fourth quarter and throughout 2020 if that was our goal, but we believe these actions we are taking will help us create much more shareholder value over the long-term.

We do believe that Adjusted EBITDA will increase in the future as the discretionary spend associated with these initiatives naturally declines and we create operating leverage as we grow - giving us a clear path to higher profits in the years to come.

Business Updates

Restaurant Network

We now have more than 140,000 partner restaurants on our platform, an increase of over 15,000 from last quarter, including more new independent restaurants than ever before. There are nearly 300 enterprise brands available to our diners with nearly 45,000 enterprise locations live on our marketplace.

Since last earnings, we have had several exciting enterprise announcements, including:

•	Dine Brands: We signed a national expansion agreement with Dine Brands, owner of Applebee’s and IHOP, with POS integration efforts underway.

•

KFC: In October, we launched KFC’s branded ordering experience (order.kfc.com) and KFC began a national television advertising campaign featuring Grubhub. We will be amplifying KFC’s advertising campaign by providing free delivery on all orders.

•

McDonald’s: We announced our new partnership with McDonald’s, with approximately 500 locations live in New York and the Tri-state area. Leveraging our enterprise product expertise, it took less than 60 days from signing to full POS integration and launch. We will be supporting the McDonald’s launch with free delivery.

•	Panera Bread: Similar to our partnership with Pizza Hut, Panera Bread is leveraging Grubhub for demand-generation. This includes national co-marketing support.

•

Shake Shack: After a multi-year trial period, Shake Shack selected Grubhub to be their exclusive online ordering and third-party delivery provider. We are in the process of rolling out direct-to-POS integration to their stores.

•

Wendy’s: Wendy’s is leveraging our technology to power key components of their digital strategy, including POS integration for their ordering channel, and they are planning to launch their first locations on Grubhub’s marketplace later this year.

Key Business Metrics 1 and Financial Review

•

New Diners and Daily Average Grubs: We finished the quarter with 21.2 million active diners, up 29% year-over-year and 900,000 from second quarter. DAGs were 457,300 in the third quarter, up 10% year-over-year and down 6% from the second quarter. Order growth was impacted by the factors discussed throughout the body of the letter.

•	Gross Food Sales: Gross Food Sales for the third quarter were $1.4 billion, an increase of 15% from the prior year, with our average order size up 5% year-over-year to over $33.

•

Net Revenues: Net revenues for the third quarter were $322 million, an increase of 30% year-over-year. Our capture rate, calculated as net revenues divided by gross food sales, was 23% and includes roughly 110 basis points from LevelUp and Tapingo’s technology-oriented revenues. The majority of the take-rate increase year-over-year is the mix shift towards delivering a greater percent of orders on behalf of our restaurant partners and a small continued upward impact from restaurants opting to pay more for more impressions on our marketplace.

•

Operations and Support: Operations and support expenses were $161 million, an increase of 45% year-over-year, driven by the disproportionate increase in Grubhub-delivered orders and the underlying growth of our overall order volume. Orders we deliver on behalf of our restaurant partners accounted for over 35% of our DAGs during the quarter. Revenue less operations and support costs per order, which helps normalizing for the mix shift to increased Grubhub delivery orders, was $3.82 per order, an improvement from $3.66 in the second quarter. We’ve successfully scaled the delivery markets we launched throughout 2018, while the financial drag from excess capacity in all newer or small delivery markets at this point is de minimis. We do believe that contribution profit per order will be lower in the fourth quarter due in large part to some of the co-marketing/promotional campaigns we talked about earlier that we are running with great enterprise brands.

•

Sales and Marketing: Sales and marketing expenses were $72 million, an increase of 45% year-over-year. Even with the challenges described in the letter, we continue to acquire new diners whose expected LTV is above their cost of acquisition. We would expect a sequential increase in sales and marketing in the fourth quarter, consistent with typical seasonality, but the year-over-year change will decrease as we comp last year’s stepped-up advertising spend.

•	Technology: Technology expenses were $29 million, an increase of 39% year-over-year.

•

General and Administrative: General and administrative expenses were $25 million, an increase of 14% year-over-year. After adjusting for acquisition, restructuring and legal costs, general and administrative expenses were in-line with the second quarter.

1 Key Business Metrics are defined on page 29 of our Annual Report on Form 10-K filed on February 28, 2019.

•	Depreciation and Amortization: Depreciation and amortization expenses were $31 million, an increase of 46% year-over-year.

•	Net Income: Net income was $1 million, compared to $23 million in the third quarter of 2018.

•	Adjusted EBITDA: Adjusted EBITDA was $54 million, which equates to $1.28 per order, an increase of $0.05 from the second quarter.

Closing

We will host a question and answer call for the investor community at 8:00am CT tomorrow morning. A live webcast of the call can be accessed on the Grubhub Investor Relations website at https://investors.grubhub.com, along with the Company's earnings press release, financial tables, and Shareholder Letter. A replay of the webcast will be available at the same website. Thank you for your continued support and we look forward to updating you on our progress.

Sincerely,

Matt Maloney, Founder and CEO

Adam DeWitt, President and CFO

Forward Looking Statements

This Shareholder Letter contains “forward-looking statements,” regarding management's future expectations, beliefs, intentions, goals, strategies and protocols, which are made in reliance on the “safe harbor” provisions of the U.S. Private Securities Litigation Act of 1995. Forward-looking statements involve substantial risks, known and unknown, uncertainties, assumptions, and other factors that may cause actual results, performance, achievements or outcomes including, but not limited to, achievement of the benefits of our planned additional investments, to differ materially from future results expressed or implied by such forward looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “contemplates,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. While forward-looking statements are our best prediction at the time they are made, you should not rely upon them. Forward-looking statements represent our management’s beliefs and assumptions only as of October 28, 2019, unless otherwise indicated, and there is no implication that the information contained in this Shareholder Letter is made subsequent to such date. For additional information concerning factors that could affect our financial results or cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the cautionary statements included in our filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 28, 2019 and our Quarterly Reports on Form 10-Q and any further disclosures we make in our Current Reports on Form 8-K. Our SEC filings are available electronically on our investor website at investors.grubhub.com or the SEC’s website at www.sec.gov. Except as required by law, we assume no obligation to update these forward-looking statements or this Shareholder Letter, or to update, supplement or correct the information set forth in the Shareholder Letter or the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP.

We define Adjusted EBITDA as net income adjusted to exclude acquisition, restructuring and certain legal costs, income taxes, net interest expense, depreciation and amortization and stock-based compensation expense. Non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders exclude acquisition, restructuring and certain legal costs, amortization of acquired intangible assets, stock-based compensation expense and other nonrecurring items as well as the income tax effects of these non-GAAP adjustments. We use these non-GAAP financial measures as key performance measures because we believe they facilitate operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions, restructuring and certain legal costs, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are not measurements of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Contacts: Adam Patnaude Investor Relations ir@grubhub.com	Katie Norris Media Relations press@grubhub.com

GRUBHUB INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$322,053	$247,225	$970,881	$719,536
Costs and expenses:
Operations and support	161,387	111,511	485,143	310,239
Sales and marketing	71,617	49,426	224,199	144,413
Technology (exclusive of amortization)	29,483	21,258	86,133	57,306
General and administrative	25,329	22,195	73,900	58,072
Depreciation and amortization	30,649	20,987	82,961	61,787
Total costs and expenses	318,465	225,377	952,336	631,817
Income from operations	3,588	21,848	18,545	87,719
Interest expense - net	6,025	337	14,304	1,367
Income (loss) before provision for income taxes	(2,437)	21,511	4,241	86,352
Income tax (benefit) expense	(3,447)	(1,234)	(4,911)	2,721
Net income attributable to common stockholders	$1,010	$22,745	$9,152	$83,631
Net income per share attributable to common stockholders:
Basic	$0.01	$0.25	$0.10	$0.94
Diluted	$0.01	$0.24	$0.10	$0.91
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	91,349	90,494	91,159	89,027
Diluted	92,847	93,678	92,850	92,091

KEY BUSINESS METRICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Active Diners (000s)	21,197	16,379	21,197	16,379
Daily Average Grubs	457,300	416,000	488,800	425,300
Gross Food Sales (millions)	$1,400	$1,215	$4,362	$3,680

GRUBHUB INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$394,000	$211,245
Short-term investments	32,214	14,084
Accounts receivable, less allowances for doubtful accounts	123,309	110,855
Income tax receivable	2,227	9,949
Prepaid expenses and other current assets	18,632	17,642
Total current assets	570,382	363,775
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	160,368	119,495
OTHER ASSETS:
Other assets	25,452	14,186
Operating lease right-of-use asset	100,736	—
Goodwill	1,007,968	1,019,239
Acquired intangible assets, net of amortization	513,848	549,013
Total other assets	1,648,004	1,582,438
TOTAL ASSETS	$2,378,754	$2,065,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$130,544	$127,344
Accounts payable	23,392	26,656
Accrued payroll	22,537	18,173
Current portion of long-term debt	—	6,250
Current operating lease liability	8,056	—
Other accruals	59,686	44,745
Total current liabilities	244,215	223,168
LONG-TERM LIABILITIES:
Deferred taxes, non-current	28,681	46,383
Noncurrent operating lease liability	111,554	—
Long-term debt	492,776	335,548
Other accruals	817	18,270
Total long-term liabilities	633,828	400,201
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	9	9
Accumulated other comprehensive loss	(2,346)	(1,891)
Additional paid-in capital	1,144,541	1,094,866
Retained earnings	358,507	349,355
Total Stockholders’ Equity	$1,500,711	$1,442,339
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,378,754	$2,065,708

GRUBHUB INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,152	$83,631
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	21,665	16,189
Amortization of intangible assets and developed software	61,296	45,598
Stock-based compensation	54,806	36,445
Deferred taxes	(6,208)	2,048
Other	5,210	4,572
Change in assets and liabilities, net of the effects of business acquisitions:
Accounts receivable	(13,335)	(17,969)
Income taxes receivable	7,722	(5,533)
Prepaid expenses and other assets	(11,955)	(15,455)
Restaurant food liability	3,247	1,608
Accounts payable	(50)	5,265
Accrued payroll	4,366	5,311
Other accruals	20,088	3,752
Net cash provided by operating activities	156,004	165,462
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(49,506)	(47,642)
Proceeds from maturity of investments	31,736	54,916
Capitalized website and development costs	(35,068)	(21,471)
Purchases of property and equipment	(42,702)	(31,984)
Acquisition of other intangible assets	(8,889)	—
Acquisitions of businesses, net of cash acquired	127	(366,856)
Other cash flows from investing activities	(250)	38
Net cash used in investing activities	(104,552)	(412,999)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	500,000	175,000
Repayments of borrowings under the credit facility	(342,313)	(52,344)
Proceeds from the issuance of common stock	—	200,000
Taxes paid related to net settlement of stock-based compensation awards	(20,503)	(28,238)
Proceeds from exercise of stock options	4,040	13,010
Payments for debt issuance costs	(9,136)	—
Net cash provided by financing activities	132,088	307,428
Net change in cash, cash equivalents, and restricted cash	183,540	59,891
Effect of exchange rates on cash, cash equivalents and restricted cash	(293)	(406)
Cash, cash equivalents, and restricted cash at beginning of year	215,802	238,239
Cash, cash equivalents, and restricted cash at end of the period	$399,049	$297,724
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Cash paid for income taxes	$567	$7,508

GRUBHUB INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except per share and per order data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$1,010	$22,745	$9,152	$83,631
Income taxes	(3,447)	(1,234)	(4,911)	2,721
Interest expense - net	6,025	337	14,304	1,367
Depreciation and amortization	30,649	20,987	82,961	61,787
EBITDA	34,237	42,835	101,506	149,506
Acquisition, restructuring and legal costs	1,312	3,024	3,139	5,665
Stock-based compensation	18,279	14,275	54,806	36,445
Adjusted EBITDA	$53,828	$60,134	$159,451	$191,616

Net income per order	$0.02	$0.59	$0.07	$0.72
Adjusted EBITDA per order	$1.28	$1.57	$1.19	$1.65

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$1,010	$22,745	$9,152	$83,631
Stock-based compensation	18,279	14,275	54,806	36,445
Amortization of acquired intangible assets	13,575	10,037	37,345	31,107
Acquisition, restructuring and legal costs	1,312	3,024	3,139	5,665
Income tax adjustments	(9,510)	(7,854)	(26,967)	(21,160)
Non-GAAP net income	$24,666	$42,227	$77,475	$135,688
Weighted-average diluted shares used to compute net income per share attributable to common stockholders	92,847	93,678	92,850	92,091
Non-GAAP net income per diluted share attributable to common stockholders	$0.27	$0.45	$0.83	$1.47

	Guidance
	Three Months Ended December 31, 2019
	Low	High
	(in millions)
Net loss	$(44.8)	$(33.9)
Income taxes	3.8	2.9
Interest expense - net	6.0	6.0
Depreciation and amortization	31.0	31.0
EBITDA	(4.0)	6.0
Acquisition, restructuring and legal costs	—	—
Stock-based compensation	19.0	19.0
Adjusted EBITDA	$15.0	$25.0